Exhibit 99.1

SPARK NETWORKS® ANNOUNCES PRICING OF OFFERING

OF 5,710,000 SHARES OF COMMON STOCK

BEVERLY HILLS, Calif., May 2, 2013 -- Spark Networks, Inc. (NYSE MKT: LOV), a leading niche-focused, global media company with brands that build and strengthen the communities they serve, today announced the pricing of its follow-on public offering of 2,140,000 shares of its common stock at a public offering price of $6.25 per share. Great Hill Partners, LLC and its affiliates, as a selling stockholder, are also selling 3,570,000 shares of common stock for a total offering of 5,710,000 shares. Great Hill Partners, LLC and its affiliates have granted the underwriters a 30-day option to purchase an additional 856,500 shares of common stock to cover over-allotments, if any. Spark Networks will not receive any proceeds from the sale of common stock by the selling stockholder.

William Blair and Stifel are acting as joint book-running managers and Canaccord Genuity is acting as co-manager for the offering.

A registration statement, including a prospectus, relating to shares of the common stock of Spark Networks has been declared effective by the Securities and Exchange Commission. This offering is being made by Spark Networks and the selling stockholders only by means of a written prospectus forming part of the effective registration statement. A copy of the final prospectus for the offering may be obtained from William Blair & Company, L.L.C. at 222 West Adams Street, Attention: Prospectus Department, Chicago, IL 60606, phone number (800) 621-0687, or from Stifel, Nicolaus & Company, Incorporated at One Montgomery Street, Suite 3700, San Francisco, California 94104, phone number (415) 364-2720.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is unlawful.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer websites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

For More Information

Investors:

Addo Communications

Laura Foster, Kimberly Esterkin

lauraf@addocommunications.com; kimberlye@addocommunications.com

310-829-5400

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